October 25, 2011

Shareholders and Board of Directors
Pavilion Energy Resources, Inc.

Dear Sir/Madam:

This letter hereby serves as my notification to the shareholders and directors of Pavilion Energy Resources, Inc., a Delaware corporation, of my resignation, effective immediately, from my positions as Secretary and Director of Pavilion Energy Resources, Inc.

Howard Hayes